[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Goldman Sachs & Co.
Subject to Rule 10f-3 Under the Investment Company Act of 1940
Protective Growth & Income Fund

10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 1998 THROUGH MARCH 31, 1998
                                                               Total
                                                    Shares     Shares% of Issue                  Shares
                     Date    Shares  % of FunPrice pPurchased bIssuedPurchased                   Held
Security             PurchasePurchaseAssets  Share  Fund Group (000) By Group Broker(s)          02/29/96
Waddell & Reed Financ03/04/9819,100  0.11%   $23.00 19,100     21,7000.09%    Morgan Stanley, Gol60,000
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1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Protective Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.